As filed with the Securities and Exchange Commission on October 1, 2019

Registration No. 333-224402

Registration No. 333-190374

Registration No. 333-181127

Registration No. 333-150418

Registration No. 333-114969

Registration No. 333-114965

Registration No. 333-69618

Registration No. 333-49027

Registration No. 333-17687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224402

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190374

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181127

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150418

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-114969

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-114965

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-69618

Post-Effective Amendment No. 4 to Form S-8 Registration Statement No. 333-49027

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-17687

UNDER THE SECURITIES ACT OF 1933

SPEEDWAY MOTORSPORTS, LLC

(Exact name of registrant as specified in its charter)

Delaware	51-0363307
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5555 Concord Parkway South
Concord, North Carolina	28207
(Address of principal executive offices)	(Zip Code)

SPEEDWAY MOTORSPORTS, INC. 2004 STOCK INCENTIVE PLAN

AMENDED AND RESTATED FEBRUARY 10, 2009

SPEEDWAY MOTORSPORTS, INC. 2008 FORMULA RESTRICTED STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

AMENDED AND RESTATED APRIL 17, 2012

SPEEDWAY MOTORSPORTS, INC. 2013 STOCK INCENTIVE PLAN

AMENDED AND RESTATED APRIL 19, 2017

SPEEDWAY MOTORSPORTS, INC. 2018 FORMULA RESTRICTED STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

SPEEDWAY MOTORSPORTS, INC. EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED MARCH 1, 2004

SPEEDWAY MOTORSPORTS, INC. FORMULA STOCK OPTION PLAN

(Full title of the plan)

Marcus G. Smith

President and Chief Executive Officer

Speedway Motorsports, LLC

5555 Concord Parkway South

Concord, North Carolina 28207

(Name and Address of Agent for Service)

(704) 532-3320

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard W. Viola

Rakesh Gopalan

McGuireWoods LLP

201 North Tryon Street

Suite 3000

Charlotte, North Carolina 28202

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Speedway Motorsports, LLC, a North Carolina limited liability company (the “Company”), on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.     Registration Statement No. 333-224402, registering 250,000 shares of Company common stock, $0.01 par value per share (“Common Stock”), issuable under the Speedway Motorsports, Inc. 2018 Formula Restricted Stock Plan for Non-Employee Directors, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2018;

2.     Registration Statement No. 333-190374, registering 3,500,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. 2013 Stock Incentive Plan, as previously filed with the SEC on August 5, 2013;

3.     Registration Statement No. 333-181127, registering 150,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. 2008 Formula Restricted Stock Plan for Non-Employee Directors, as amended and restated effective as of April 17, 2012, as previously filed with the SEC on May 3, 2012;

4.     Registration Statement No. 333-150418, registering 100,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. 2008 Formula Restricted Stock Plan for Non-Employee Directors, as previously filed with the SEC on April 24, 2008;

5.     Registration Statement No. 333-114969, registering 400,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. Employee Stock Purchase Plan, as amended and restated effective as of March 1, 2004, as previously filed with the SEC on April 28, 2004;

6.     Registration Statement No. 333-114965, registering 2,500,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. 2004 Stock Incentive Plan, as previously filed with the SEC on April 28, 2004;

7.     Registration Statement No. 333-69618, registering 200,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. Employee Stock Purchase Plan, as amended and restated effective as of May 3, 2000, as previously filed with the SEC on September 19, 2001;

8.     Registration Statement No. 333-49027, as amended, registering 900,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. Formula Stock Option Plan, as previously filed with the SEC on March 31, 1998; and

9.     Registration Statement No. 333-17687, registering 200,000 shares of Common Stock issuable under the Speedway Motorsports, Inc. Employee Stock Purchase Plan, as previously filed with the SEC on December 12, 1996.

On September 17, 2019, pursuant to an Agreement and Plan of Merger, dated as of July 23, 2019, among the Company, Sonic Financial Corporation, a North Carolina corporation (“Parent”), and Speedco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger (the “Merger”). In connection with the Merger, the Company terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 1, 2019.

Speedway Motorsports, LLC

/s/ J. Cary Tharrington IV
Name: J. Cary Tharrington IV
Title: Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.